EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2017 Results

SACRAMENTO, Calif., July 20, 2017 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.3 million, or $0.20 per diluted share for the second quarter of 2017 compared to $1.3 million, or $0.19 per diluted share for the second quarter of 2016.  For the six months ended June 30, 2017, net income was $2.5 million or $0.38 per diluted share, compared to $2.7 million or $0.39 per diluted share for the six months ended June 30, 2016.

“During the quarter we completed our 2017 Stock Repurchase Plan and continued our cash dividend program,” said David Taber, President and CEO of American River Bankshares.  “Compared to the same quarter last year, we had positive increases in loans, deposits, and Earnings Per Share.”  Taber continued, “We have a good deal of work to do in continuing to build momentum for our franchise.”

Financial Highlights

  Net loans increased $11.1 million (3.6%) from June 30, 2016 to June 30, 2017.  Core deposits increased $13.7 million (3.1%) from June 30, 2016 to June 30, 2017.  During the second quarter of 2017, net loans increased $2.2 million (0.7%) and core deposits decreased $11.8 million (2.5%).

  The net interest margin for the second quarter of 2017 was 3.41%, compared to 3.44% for the first quarter of 2017 and 3.64% for the second quarter of 2016.  The net interest margin for the six months ended June 30, 2017 was 3.43%, compared to 3.64% for the six months ended June 30, 2016.

  Net interest income was $4.9 million in the second quarter of 2017, compared to $5.0 million in the second quarter of 2016.  For the six months ended June 30, 2017, net interest income was $9.7 million, compared to $10.1 million for the six months ended June 30, 2016.

  The allowance for loan and lease losses was $4.9 million (1.52% of total loans and leases) at June 30, 2017, compared to $5.1 million (1.65% of total loans and leases) at June 30, 2016.  The Company had one nonperforming loan with a balance of $12,000 at June 30, 2017, compared to seven nonperforming loans totaling $1.1 million at June 30, 2016.

  Shareholders’ equity was $81.4 million at June 30, 2017, compared to $83.1 million at March 31, 2017 and $83.6 million at June 30, 2016.  Tangible book value per share was $10.23 at June 30, 2017, compared to $10.20 at March 31, 2017 and $10.10 at June 30, 2016.  Book value per share was $12.80 per share at June 30, 2017, compared to $12.70 per share at March 31, 2017 and $12.56 per share at June 30, 2016.

  The 2017 Stock Repurchase Program resulted in the Company repurchasing 202,086 shares of its common stock at an average price of $14.97 per share during the second quarter of 2017, totaling a repurchase of 333,086 shares at an average price of $14.99 per share in the six months ended June 30, 2017.  The Company continued the quarterly cash dividend by paying a $0.05 per share cash dividend on May 17, 2017.

  The Company continues to maintain strong capital ratios.  At June 30, 2017, the Leverage ratio was 10.2% compared to 10.4% at March 31, 2017 and 10.4% at June 30, 2016; the Tier 1 Risk-Based Capital ratio was 18.4% compared to 18.9% at March 31, 2017 and 18.0% at June 30, 2016, and the Total Risk-Based Capital ratio was 19.7% compared to 20.2% at March 31, 2017 and 19.2% at June 30, 2016.

Northern California Economic Update, June 30, 2017.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – the Greater Sacramento Area, Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., YCharts Housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Overall, 2016 commercial real estate and employment trends were positive and have continued into 2017.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing first quarter 2017 to first quarter 2016, commercial real estate vacancies have improved in all segments.  Office vacancy decreased from 13.0% to 11.4%, retail vacancy decreased from 10.2% to 9.6%, and industrial vacancy decreased from 9.8% to 7.5%.  In Sonoma County, for the same period (first quarter 2017 compared to first quarter 2016), commercial real estate vacancies also improved.  Office vacancy decreased from 15.6% to 13.8%, retail vacancy decreased from 3.8% to 3.6%, and industrial vacancy from 5.6% to 5.0%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past three years, with the exception of first quarter 2016.  Sonoma County has reported (when data is available) positive absorption over the past three years for the office and industrial segments (retail data not available).

In the Greater Sacramento Area, commercial lease rates have been in a relatively narrow range over the past two years through the first quarter 2017 with lease rates ranging from the following: office: $1.71/SF to $1.78/SF; retail: $1.33/SF to $1.40/SF and industrial: $0.43/SF to $0.47/SF.  At March 31, 2017, lease rates per square foot were $1.72 for office, $1.35 for retail, and $0.47 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross lease rates from first quarter 2014 through the end of the fourth quarter of 2015 showed some fluctuation in office and industrial segments and a decrease in the retail segment.  The lease rates during the two year period ranged from: office: $1.47/SF to $1.88/SF, retail: $0.90/SF to $1.52/SF, and industrial: $0.66/SF to $0.95/SF.  Year-end 2016 office rents ranged from $1.75/SF to $2.25/SF depending on quality. Industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.  There was no retail rental rate data available for Santa Rosa for this time period.   Lease rate data for office and industrial becomes available after each year end.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Greater Sacramento Area has reflected high occupancy over the last five quarters (Q116 through Q117), ranging from 97.2% to 97.9%.  As of first quarter 2017, the occupancy rate was 97.2%.  Monthly lease rates during this period ranged from $1,157 to $1,249.  As of first quarter 2017, the average was $1,249 per month which according to Colliers International, is a new record for the region.  The trailing 12-month cap rate during the five quarters ranged from 5.58% to 5.90%.  As of first quarter 2017, the rate was 5.70%.  The average price per unit increased from $101,552 in first quarter 2016 to $114,828 in first quarter 2017 attributing to the slight decline in cap rate.  Similar data for the Sonoma and Amador markets is currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and to 4.7% as of December 2016.  As of May 2017, unemployment dropped slightly further to 4.3%, then ticked up to 4.4% at June 30, 2017. California unemployment was 6.9% at December 31 2014, 5.9% at December 31, 2015, and 5.2% at December 31, 2016.  As of May 2017, the rate decreased further to 4.7%.  The number of employed Californians continues to increase.  There were 17.5 million employed at the end of 2014, 17.9 million employed at the end of 2015, and 18.2 million at the end of 2016.  The State added another 93,000 jobs during the first seven months of 2017.

At December 31, 2014, all three of our markets reported lower unemployment rates than at year end 2013.  This trend continued at a slower pace into 2015, and at December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  Compared to December 31, 2016, unemployment rates decreased as of month-end May 2017 from 4.8% to 4.1% in the Sacramento MSA and 3.6% to 3.0% in the Santa Rosa-Petaluma MSA.  Over the same period, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.3% at December 31, 2015, and 5.7% at December 31, 2016.  As of month-end May 2017, the rate decreased to 4.4%.

Job growth was positive in all of our markets in the past two years.  Compared to December 2014, job growth was 1.71%, 2.13% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA, and Amador County, respectively, at December 31, 2015.  Comparing December 2015 to December 2016, job growth was 1.95%, 0.36% and 4.31% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.  As of month-end May 2017, the Sacramento and Santa Rosa-Petaluma MSA’s job growth was flat compared to December 2016, whereas Amador County’s increased by 2.32%.

Balance Sheet Review

American River Bankshares’ assets totaled $641.6 million at June 30, 2017, compared to $651.5 million at December 31, 2016, and $625.8 million at June 30, 2016.

Net loans totaled $316.1 million at June 30, 2017, compared to $324.1 million at December 31, 2016, and $305.1 million at June 30, 2016.

The loan portfolio at June 30, 2017 included: real estate loans of $288.7 million (90% of the portfolio), commercial loans of $28.8 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $3.8 million (1% of the portfolio).  The real estate loan portfolio at June 30, 2017 includes: owner-occupied commercial real estate loans of $69.8 million (24% of the real estate portfolio), investor commercial real estate loans of $120.5 million (42% of the real estate portfolio), multi-family real estate loans of $71.0 million (25% of the real estate portfolio), construction and land development loans of $9.9 million (3% of the real estate portfolio) and residential real estate loans of $17.5 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection.  NPAs remained at $1.4 million at June 30, 2017 from December 31, 2016 and decreased from $2.8 million at June 30, 2016.  The NPAs to total assets ratio remained consistent at 0.21% at the end of June 2017 and December 31, 2016 and decreased from 0.45% one year ago.  Nonperforming loans decreased $1.0 million (97.9%) from $1.1 million at June 30, 2016 to $12,000 at June 30, 2017, consistent with the $19,000 balance at December 31, 2016.

At June 30, 2017 and December 31, 2016, the Company had two OREO properties totaling $1.3 million. This compares to two OREO properties totaling $896,000 at June 30, 2016.  During the second quarter of 2017, the Company did not add, sell, or modify the value of any OREO properties.  At June 30, 2017, December 31, 2016, and June 30, 2016 there was not a valuation allowance for OREO properties.

Loans measured for impairment were $17.0 million at the end of June 2017, a decrease from $17.3 million at December 31, 2016, and $20.8 million a year ago.  Specific reserves of $505,000 were held on the impaired loans at June 30, 2017, compared to $421,000 at December 31, 2016 and $904,000 at June 30, 2016.  There was no provision for loan and lease losses for the second quarters of 2017 and 2016.  The Company had net recoveries of $48,000 in the second quarter of 2017 compared to net recoveries of $50,000 in the second quarter of 2016.  For the first six months of 2017, the Company had net recoveries of $59,000 compared to net recoveries of $157,000 in the first six months of 2016.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $257.9 million at June 30, 2017, up 1.3% from $254.5 million at December 31, 2016 and up 1.1% from $255.0 million at June 30, 2016.  At June 30, 2017, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 2% corporate bonds.

At June 30, 2017, total deposits were $537.9 million, compared to $544.8 million at December 31, 2016 and $525.9 million one year ago.  Core deposits increased 3.1% to $457.1 million at June 30, 2017 from $443.3 million at June 30, 2016 and decreased 1.0% from $461.8 million at December 31, 2016.  The Company considers all deposits except time deposits as core deposits.

At June 30, 2017, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 15% of total deposits.  At June 30, 2016, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 24% and time certificates were 16% of total deposits.

Shareholders’ equity decreased $2.5 million (3.0%) to $81.4 million at June 30, 2017 compared to $83.9 million at December 31, 2016 and $2.2 million (2.6%) from $83.6 million at June 30, 2016.  The decrease in equity from December 31, 2016 was due to a decrease in common stock of $4.7 million primarily related to repurchases made under the 2017 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $1.8 million due to the net income for the year less cash dividends declared and a $444,000 increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities.

Net Interest Income

The net interest income during the second quarter of 2017 was $4.9 million compared to $5.0 million in the second quarter of 2016 and for the six months ended June 30, 2017, net interest income decreased 3.7% to $9.7 million from $10.1 million for the six months ended June 30, 2016.  The net interest margin as a percentage of average earning assets was 3.41% in the second quarter of 2017, compared to 3.44% in the first quarter of 2017 and 3.64% in the second quarter of 2016. For the six months ended June 30, 2017, the net interest margin was 3.43% compared to 3.64% for the six months ended June 30, 2016.  Interest income for the second quarter of 2017 decreased 2.1% to $5.1 million from $5.2 million for the second quarter of 2016 and for the six months ended June 30, 2017, interest income decreased 3.2% to $10.2 million from $10.5 million for the six months ended June 30, 2016.  Interest expense for the second quarter of 2017 increased 14.0% to $252,000 from $221,000 for the second quarter of 2016 and for the six months ended June 30, 2017 increased 8.6% to $494,000 from $455,000 for the six months ended June 30, 2016.

The average tax equivalent yield on earning assets decreased from 3.80% in the second quarter of 2016 to 3.59% for the second quarter of 2017 and for the six months ended June 30, 2017 decreased to 3.60% from 3.80% for the six months ended June 30, 2016.  Much of the decrease in yields from the second quarter of 2016 to the second quarter of 2017, as well as the six months ending June 30, 2017 and 2016, can be attributed to a decrease in the yield on loans.  While the average loan balances increased 5.3% quarter over quarter and 6.9% comparing the six month periods, the yield on loans decreased from 4.92% in the second quarter of 2016 to 4.61% in the second quarter of 2017. The yield on loans decreased from 4.91% in the six months ending June 30, 2016 to 4.61% in 2017.  This decrease is related to new loans being funded at current market interest rates which are lower than the interest rates on the existing loans in the portfolio.

The average balance of earning assets increased $18.0 million (3.2%) from $565.8 million in the second quarter of 2016 to $583.8 million in the second quarter of 2017 and for the six months ended June 30, 2017, increased $12.9 million (2.3%) to $581.5 million from $568.6 million for the six months ended June 30, 2016.

When compared to the second quarter of 2016, average investment balances increased $1.7 million (0.6%) from $264.42 million during the second quarter of 2016 to $266.1 million during the second quarter of 2017.

Average deposits increased $21.0 million (4.0%) from $521.8 million during the second quarter of 2016 to $542.8 million during the second quarter of 2017.  Average borrowings increased from $14.3 million during the second quarter of 2016 to $15.5 million during the second quarter of 2017. The average cost of funds increased from 0.26% in the second quarter of 2016 and the first six months of 2016 to 0.28% in the second quarter of 2017 and the first six months of 2017.

Noninterest Income and Expense

Noninterest income for the second quarter of 2017 was $439,000, up from $363,000 in the second quarter of 2016 and decreased to $858,000 for the six months ended June 30, 2017 from $1.1 million in 2016.   On a quarter over quarter basis, the increase in noninterest income was predominately related to an increase in gain on sale of securities from a loss of $1,000 in 2016 to a gain of $86,000 in 2017.  On a year over year basis, the decrease in noninterest income was primarily due to a decrease in the gain on sale of securities and a decrease in rental income from OREO properties.  Gain on sale of securities was $281,000 in the first half of 2016 compared to $142,000 for the first half of 2017 and rental income from OREO properties was $106,000 in 2016 compared to zero in 2017, as the income producing property was sold in 2016.

Noninterest expense remained consistent at $3.4 million for the second quarters of 2017 and 2016 and decreased from $7.2 million for the six months ended June 30, 2016 to $6.8 million for the same period in 2017.  While there were many fluctuations in expense related items between the second quarters of 2016 and 2017, two areas of note would be a decrease in salaries and benefits of $37,000 and a decrease in occupancy expenses of $30,000.  On a year over year basis, OREO related expense decreased $328,000 and occupancy expenses decreased $59,000.  The OREO related expense decreased due to the sale of three properties in 2016, including the income producing property which had higher operating costs than the properties currently held by the Company.  Occupancy expense reduction is due to the Company’s continued evaluation of efficiencies in existing office spaces and reductions where necessary. In addition, the Company also experienced a decrease in FDIC assessments of $51,000 from 2016 to 2017.  The decrease in the FDIC assessments relates to a lower assessment rate as a result of the Deposit Insurance Fund reached the FDIC’s target level of 1.15% during 2016, which resulted in lower assessments for community banks such as American River Bank.

The fully taxable equivalent efficiency ratio for the second quarter of 2017 remained at 62.3% from the second quarter of 2016 and for the six months ended June 30, 2017, increased to 63.3% from 63.2% for the six months ended June 30, 2016.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2017 decreased by $9,000 from $652,000 in the second quarter of 2016 to $643,000 in the second quarter of 2017 and remained at $1.3 million in the first six months of 2016 and 2017.  The lower provision for taxes in the second quarter of 2017 compared to 2016 and for the first six months of 2017 compared to the first six months of 2016 resulted from a decrease in taxable income.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 20, 2017 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 9132577#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
ASSETS	2017	2016	2016
Cash and due from banks	$22,004	$27,589	$22,671
Interest-bearing deposits in banks	1,248	999	999
Investment securities	257,900	254,503	255,023
Loans & leases:
Real estate	288,727	289,400	269,119
Commercial	28,756	35,374	36,193
Other	3,769	4,356	5,155
Deferred loan and lease origination fees, net	(225)	(222)	(247)
Allowance for loan and lease losses	(4,881)	(4,822)	(5,132)
Loans and leases, net	316,146	324,086	305,088
Bank premises and equipment, net	1,275	1,362	1,305
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,779	3,779
Other real estate owned, net	1,348	1,348	896
Accrued interest receivable and other assets	21,431	21,463	19,729
	$641,605	$651,450	$625,811

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$196,212	$201,113	$195,903
Interest checking	63,236	64,652	59,686
Money market	131,998	131,342	127,864
Savings	65,630	64,740	59,881
Time deposits	80,804	82,959	82,599
Total deposits	537,880	544,806	525,933
Short-term borrowings	2,000	3,500	5,000
Long-term borrowings	13,500	12,000	6,000
Accrued interest and other liabilities	6,852	7,294	5,312
Total liabilities	560,232	567,600	542,245

SHAREHOLDERS' EQUITY
Common stock	$37,739	$42,484	$42,311
Retained earnings	42,646	40,822	37,094
Accumulated other comprehensive income	988	544	4,161
Total shareholders' equity	81,373	83,850	83,566
	$641,605	$651,450	$625,811

Ratios:
Nonperforming loans and leases to total loans and leases	0.00%	0.01%	0.34%
Net recoveries to average loans and leases (annualized)	-0.04%	-0.39%	-0.11%
Allowance for loan and lease losses to total loans and leases	1.52%	1.47%	1.65%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.18%	10.57%	10.46%
Common Equity Tier 1 Risk-Based Capital	18.38%	18.93%	17.69%
Tier 1 Risk-Based Capital Ratio	18.38%	18.93%	17.69%
Total Risk-Based Capital Ratio	19.63%	20.18%	18.95%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.17%	10.50%	10.41%
Tier 1 Risk-Based Capital Ratio	18.42%	19.02%	17.96%
Total Risk-Based Capital Ratio	19.67%	20.27%	19.21%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2017	2016	Change	2017	2016	Change
Interest income	$5,121	$5,229	(2.1)%	$10,174	$10,505	(3.2)%
Interest expense	252	221	14.0%	494	455	8.6%
Net interest income	4,869	5,008	(2.8)%	9,680	10,050	(3.7)%
Provision for loan and lease losses	-	-	-%	-	-	-%
Noninterest income:
Service charges on deposit accounts	114	128	(10.9)%	231	257	(10.1)%
Gain (loss) on sale or impairment of securities	86	(1)	(8,700.0)%	142	281	(49.5)%
Rental income from other real estate owned	-	-	-%	-	106	(100.0)%
Other noninterest income	239	236	1.3%	485	473	2.5%
Total noninterest income	439	363	20.9%	858	1,117	(23.2)%
Noninterest expense:
Salaries and employee benefits	2,064	2,101	(1.8)%	4,234	4,261	(0.6)%
Occupancy	262	292	(10.3)%	531	590	(10.0)%
Furniture and equipment	147	163	(9.8)%	298	328	(9.1)%
Federal Deposit Insurance Corporation assessments	52	76	(31.6)%	105	156	(32.7)%
Expenses related to other real estate owned	12	20	(40.0)%	32	360	(91.1)%
Other expense	831	763	8.9%	1,598	1,511	5.8%
Total noninterest expense	3,368	3,415	(1.4)%	6,798	7,206	(5.7)%
Income before provision for income taxes	1,940	1,956	(0.8)%	3,740	3,961	(5.6)%
Provision for income taxes	643	652	(1.4)%	1,259	1,285	(2.0)%
Net income	$1,297	$1,304	(0.5)%	$2,481	$2,676	(7.3)%

Basic earnings per share	$0.20	$0.19	5.3%	$0.38	$0.39	(2.6)%
Diluted earnings per share	$0.20	$0.19	5.3%	$0.38	$0.39	(2.6)%

Net interest margin as a percentage of
average earning assets	3.41%	3.64%		3.43%	3.64%

Average diluted shares outstanding	6,413,473	6,746,099		6,522,254	6,933,435

Operating Ratios:
Return on average assets	0.80%	0.84%		0.77%	0.85%
Return on average equity	6.35%	6.29%		6.05%	6.37%
Return on average tangible equity	7.94%	7.83%		7.53%	7.89%
Efficiency ratio (fully taxable equivalent)	62.27%	62.26%		63.31%	63.20%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2017	2016	2016	2016
Interest income	$5,121	$5,053	$5,344	$5,304	$5,229
Interest expense	252	242	232	223	221
Net interest income	4,869	4,811	5,112	5,081	5,008
Provision for loan and lease losses	-	-	(676)	(668)	-
Noninterest income:
Service charges on deposit accounts	114	117	121	124	128
Gain on sale of securities	86	56	-	33	(1)
Rental income from other real estate owned	-	-	173	-	-
Other noninterest income	239	246	235	242	236
Total noninterest income	439	419	529	399	363
Noninterest expense:
Salaries and employee benefits	2,064	2,170	2,101	2,073	2,101
Occupancy	262	269	290	295	292
Furniture and equipment	147	151	159	165	163
Federal Deposit Insurance Corporation assessments	52	53	23	77	76
Expenses related to other real estate owned	12	20	(84)	(30)	20
Other expense	831	767	795	766	763
Total noninterest expense	3,368	3,430	3,284	3,346	3,415
Income before provision for income taxes	1,940	1,800	3,033	2,802	1,956
Provision for income taxes	643	616	1,118	989	652
Net income	$1,297	$1,184	$1,915	$1,813	$1,304

Basic earnings per share	$0.20	$0.18	$0.29	$0.28	$0.19
Diluted earnings per share	$0.20	$0.18	$0.29	$0.27	$0.19

Net interest margin as a percentage of
average earning assets	3.41%	3.44%	3.57%	3.65%	3.64%

Average diluted shares outstanding	6,413,473	6,640,592	6,647,926	6,621,640	6,746,099
Shares outstanding-end of period	6,357,767	6,545,959	6,661,726	6,656,594	6,655,980

Operating Ratios (annualized):
Return on average assets	0.80%	0.74%	1.16%	1.13%	0.84%
Return on average equity	6.35%	5.74%	9.04%	8.62%	6.29%
Return on average tangible equity	7.94%	7.13%	11.21%	10.70%	7.83%
Efficiency ratio (fully taxable equivalent)	62.27%	64.38%	56.98%	59.88%	62.26%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2017			2016

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$302,062	$3,458	4.59%	$283,373	$3,445	4.89%
Tax-exempt loans and leases	14,361	180	5.03%	17,050	232	5.47%
Taxable investment securities	243,199	1,363	2.25%	240,997	1,441	2.40%
Tax-exempt investment securities	22,811	212	3.73%	23,336	215	3.71%
Corporate stock	99	6	24.31%	76	8	42.34%
Interest-bearing deposits in banks	1,259	3	0.96%	999	2	0.81%
Total earning assets	583,791	5,222	3.59%	565,831	5,343	3.80%
Cash & due from banks	29,263			28,070
Other assets	39,191			36,849
Allowance for loan & lease losses	(4,864)			(5,098)
	$647,381			$625,652

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$201,166	$36	0.07%	$188,365	$35	0.07%
Savings	63,467	5	0.03%	59,679	5	0.03%
Time deposits	81,643	162	0.80%	83,087	142	0.69%
Other borrowings	15,500	49	1.27%	14,286	39	1.10%
Total interest bearing liabilities	361,776	252	0.28%	345,417	221	0.26%
Noninterest bearing demand deposits	196,549			190,646
Other liabilities	7,195			6,258
Total liabilities	565,520			542,321
Shareholders' equity	81,861			83,331
	$647,381			$625,652
Net interest income & margin		$4,970	3.41%		$5,122	3.64%

Six months ended June 30,	2017			2016

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$303,834	$6,888	4.57%	$281,143	$6,807	4.87%
Tax-exempt loans and leases	14,424	356	4.98%	16,621	462	5.59%
Taxable investment securities	239,207	2,686	2.26%	245,310	2,993	2.45%
Tax-exempt investment securities	22,768	422	3.74%	24,446	461	3.79%
Corporate stock	103	16	31.33%	72	14	39.10%
Interest-bearing deposits in banks	1,189	5	0.85%	992	3	0.61%
Total earning assets	581,525	10,373	3.60%	568,584	10,740	3.80%
Cash & due from banks	34,261			28,108
Other assets	39,118			38,723
Allowance for loan & lease losses	(4,846)			(5,051)
	$650,058			$630,364

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$198,794	$70	0.07%	$188,463	$75	0.08%
Savings	63,367	10	0.03%	59,442	10	0.03%
Time deposits	81,971	317	0.78%	83,449	281	0.68%
Other borrowings	15,500	97	1.26%	19,327	89	0.93%
Total interest bearing liabilities	359,632	494	0.28%	350,681	455	0.26%
Noninterest bearing demand deposits	200,086			188,791
Other liabilities	7,597			6,362
Total liabilities	567,315			545,834
Shareholders' equity	82,743			84,530
	$650,058			$630,364
Net interest income & margin		$9,879	3.43%		$10,285	3.64%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717